EXHIBIT 10.2

CYTODYN INC. NON-EMPLOYEE BOARD OF DIRECTORS

COMPENSATION EFFECTIVE JUNE 1, 2012

A. Annual compensation payable to a non-employee member of the Board.

(i) $20,000 in value with 50% ($10,000) of the compensation package consisting of cash and 50% ($10,000) consisting of the Company’s common stock. All components of the compensation vest on a daily basis beginning with the first day of the quarter (assuming service for a full quarter). The cash payments will be made quarterly (August 31, November 30, February 28 (or 29) and May 31) in arrears in $2,500 increments within ten (10) business days after the end of the applicable quarter. The number of whole shares (fractions are rounded down) of common stock to be awarded automatically in increments of $2,500 will be determined by dividing $2,500 by the closing price of the Company’s common stock on the last day of the quarter or if that date is not a date on which shares of the Company’s common stock are traded, then the preceding trading day for such shares. The shares will be delivered within twenty (20) business days following the end of the quarter.

(ii) a member will receive $500 for a telephonic meeting, payable with the cash compensation in (i) above.

(iii) for in-person meetings, including the Company’ annual meeting of shareholders, a member will receive $2,500 in cash for attendance, payable with the cash compensation in (i) above.

(iv) a director will also receive annually 25,000 non-qualified stock options to purchase Company stock, with such options vesting over the ensuing 12 months in quarterly installments from the anniversary date of the grant which grant date will be the first day of the Company’s fiscal year (June 1). All stock options expire 5 years after the date of grant. The exercise price for an option will be the closing price of the Company’s common stock on the date of grant or, if the date of grant is not a date on which shares of the Company’s common stock are traded, then the preceding trading day for such shares. The stock option agreements will be issued within twenty (20) business days following the grant date.

If a member’s service as a director is terminated, the terminated member will have one year from the date of termination of service or until the original 5 year expiration date of the options, whichever is earlier, to exercise any compensatory stock options granted on or after June 1, 2012, which were vested as of the member’s termination date.

(v) for service as Chairman of the Board of Directors, (or the Lead Independent director if the Chairman is an employee of the Company) this member will receive additional annual compensation of $15,000 in cash. This compensation will vest on a daily basis beginning with the first day of the quarter (assuming service for a full quarter). The cash payment will be made in quarterly installments of $3,750, payable at the same time as the cash compensation in (i) above.

B. Audit Committee Member Compensation.

(i) a member of the Audit Committee of the Board will receive $5,000 per year, in quarterly installments of $1,250.

(ii) the chair of the Audit Committee will receive an additional $10,000 per year in cash, in quarterly installments of $2,500.

(iii) committee members will receive the following compensation for meetings:

(a) for telephonic meetings a member will receive $500 per meeting.

(b) for in-person meetings a member will receive $2,500 per meeting.

C. Compensation Committee Member Compensation.

(i) a member of the Compensation Committee of the Board will receive $2,500 per year, in quarterly installments of $625.

(ii) the chair of the Compensation Committee will receive an additional $5,000 per year in cash, in quarterly installments of $1,250.

(iii) committee members will receive the following compensation for meetings:

(a) for telephonic meetings a member will receive $500.

(b) for in-person meetings a member will receive $2,500.

D. Nominating and Corporate Governance Committee Member Compensation.

(i) a member of the Nominating and Corporate Governance Committee of the Board will receive $2,500 per year, in quarterly installments of $625.

(ii) the chair of the Nominating and Corporate Governance Committee will receive an additional $5,000 per year in cash, in quarterly installments of $1,250.

(iii) committee members will receive the following compensation for meetings:

(a) for telephonic meetings a member will receive $500 per meeting.

(b) for in-person meetings a member will receive $2,500 per meeting.

E. The cash compensation set forth in B., C. and D. above shall be payable at the same time as the cash compensation in (A)(i) above.

F. Other Board and Committee Member Compensation.

(i) members of the Board and the committees of the Board shall be reimbursed in cash for their reasonable business expenses in serving as members of the Board or such other committees and be payable for such expense within ten (10) business days after the submission of such expense reimbursement request to the Company.

(ii) in addition, the Company may from time to time compensate a director for additional service unrelated to duties as a director that are to be performed by such person at the request of a disinterested majority of the Board of Directors.

(iii) if a director attends more than one meeting in a day (whether a meeting of directors or one or more committee meetings) such director will only be paid one meeting fee for the entire day, which would equal the largest individual meeting fee earned for that day.